Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

SINCLAIR, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(h) and Rule 457(c)	1,283,783(3)	$11.42	$14,660,801.86	0.0001476	$2,163.93

Fees Previously Paid

	Total Offering Amounts					$14,660,801.86		$2,163.93

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$2,163.93
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average ($13.43 per share) of the high ($13.73 per share) and low ($13.13 per share) prices of Sinclair, Inc. Class A Common Stock on the NASDAQ Stock Market’s Global Select Market on January 9, 2024, which date is within five business days prior to filing this Registration Statement, in accordance with Rule 457(h) and Rule 457(c), multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 1998 Employee Stock Purchase Plan (the “Plan”).

(3)

Represents an aggregate 1,283,783 increase in the number of shares reserved for issuance under the Plan, including 687,718 shares that were automatically added to the shares reserved for issuance on January 1, 2023 and 596,065 shares that were automatically added to the shares reserved for issuance on January 1, 2024 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, the number of shares reserved for issuance under the Plan automatically increases on January 1 of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1,000,000 shares, (ii) 1.5% of the outstanding shares on the immediately preceding December 31st, or (iii) a lesser amount determined by the Company’s Board of Directors or Compensation Committee of the Board of Directors.